Exhibit 107.1

Calculation of Filing Fee Table

FORM F-3
(Form Type)

Tuya Inc.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.00005 per share(1)(3)	Rule 456(b) and Rule 457(r)		(2)		(2)		(2)		(2)		(2)
Fees Previously Paid	—	—	—	—		—		—				—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—						—	—	—	—
	Total Offering Amounts								(2)				(2)
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due												(2)

(1)	Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-254092). Each American depositary share represents one Class A ordinary share.

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